Exhibit 4.1
COMMON STOCK
DANA HOLDING CORPORATION CUSIP 235825 20 5 THIS CERTIFIES THAT Specimen Stock Certificate the owner of fULLV PAID AMD UQN-ASSESSABLE SIlAbf 5, OT THE MR VALUE OF M.01 EACH. Of THE STOCK Of Dana Holding Corporation (hereinafter reined to as the -Corporation’), transfenbte ontho books ofthG Cwporalkxi bylhe holder hereof in person or by duly authorized attorney upon surrender of this Certificate prupaily endorsed. This Certificate end t he shares represented hereby ure^ttsiied and shall be held subject 1o all the provisions of the Restated Certificate ol incorporation, as amended, of (he Co r potaiion (a copy of Which fc.Gn fite at the office of the Corporation), to al ot which, the holder of this Certificata by accepiante hereof assenls. This Certificate & not valid until countermined by the Trsrtsler Agent srd registered by the Registrar.
Dated: DANA HOLDING CORPORATION